As filed with the Securities and Exchange Commission on November 6, 2020

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Graham Corporation

(Exact name of registrant as specified in its charter)

Delaware	16-1194720
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

20 Florence Avenue

Batavia, New York 14020

(Address of Principal Executive Offices) (Zip Code)

2020 Graham Corporation Equity Incentive Plan

(Full title of the plan)

Jeffrey F. Glajch

Vice President-Finance & Administration and Chief Financial Officer

Graham Corporation

20 Florence Avenue

Batavia, New York 14020

(585) 343-2216

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Daniel R. Kinel, Esq.

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, New York 14604

(585) 232-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.10 per share	421,644	$13.39	$5,645,814	$615.96

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers an indeterminate number of additional shares of common stock which may be issued pursuant to the terms of the 2020 Graham Corporation Equity Incentive Plan in order to prevent dilution resulting from adjustments in the event of a stock split, stock dividend, reorganization, recapitalization or similar adjustments of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act on the basis of the average of the high and low prices of Graham Corporation’s (the “Company”) common stock as reported on the NYSE on November 2, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be delivered to participants in the 2020 Graham Corporation Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act.

Such documents are not being filed with the SEC but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are incorporated by reference herein (except for portions thereof furnished or otherwise not filed with the Commission, which are deemed not to be incorporated by reference into this Registration Statement):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020 filed on June 15, 2020;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2020 and September 30, 2020, filed on August 3, 2020 and October 30, 2020, respectively;

(c)

The Company’s Current Reports on Form 8-K filed on April  22, 2020 (as amended by a Current Report on Form 8-K/A filed on April  29, 2020), May 6, 2020, June  10, 2020, June 11, 2020, July  21, 2020, August 12, 2020, August  19, 2020, October  28, 2020, and November 2, 2020;

(d)

The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed on April  21, 2014 and any amendments or reports filed for the purpose of updating such description (including Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019 filed on May 31, 2019).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the effective date of this Registration Statement (except for the portions thereof furnished or otherwise not filed with the Commission which are deemed not to be incorporated by reference into this Registration Statement), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article Fourteenth of the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), a director of the Company shall not be liable to the Company, nor to any of its stockholders, for monetary damages for breach of fiduciary duty as a director. Article Fourteenth of the Certificate of Incorporation also provides that a director or officer of the Company shall be indemnified by the Company against any liabilities incurred in his or her capacity as a director or officer, such indemnification to include payment by the Company of expenses incurred in defending a proceeding in advance of its final disposition, to the fullest extent permitted by the DGCL or as may be provided by written agreement with the Company. The Certificate of Incorporation also provides that such rights to indemnification shall not be exclusive of any other right which a director or officer may have under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Company also maintains indemnification agreements with its directors. These agreements provide that the Company shall pay on behalf of such directors any amount which any such director becomes legally obligated to pay because of any claim or claims made against him or her or because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which such person commits or suffers while acting in his or her capacity as a director of the Company, and solely because of his or her status as a director of the Company. The payments which the Company is obligated to make under such indemnification agreements include damages, judgments, settlements, and certain costs and expenses (including attorneys’ fees and costs of attachment or similar bonds). Notwithstanding the preceding, among other limitations, the Company shall not be obligated to make any indemnification payments in contravention of applicable laws.

The Company also maintains indemnification agreements with its officers. These agreements provide that in the event that the employment of either such officer is terminated for any reason, the Company will indemnify such officer for all acts or omissions and for any suits it has at law or in equity, claims, actions or other proceedings against such officer initiated either prior to the termination of employment or after such termination which relate to duties performed in good faith by such officer while employed by the Company. Such agreements also provide that in the event that either such officer’s employment is terminated, the Company will retain him or her as a named insured under any directors’ and officers’ insurance policies it may have, for acts during the time such officer served as an officer of the Company.

Section 145 of the DGCL provides that a Delaware company has the power, under specified circumstances, to indemnify any person who is or was a party or is threated to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in right of the company), whether civil, criminal, administrative, or investigative, by reason of the fact that the person is or was a director, officer, employee, or agent of the company or is or was serving at the request of the corporation as a director, officer, employee, or agent of another entity, for expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in any such action, suit, or proceeding.

Section 145 of the DGCL also provides that a Delaware company has the power, under specified circumstances, to indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the company or is or was serving at the request of the company as a director, officer, employee, or agent of another entity for expenses (including attorneys’ fees) actually and reasonably incurred in such action or suit.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, that provision shall not eliminate or limit the liability of a director:

i.	for any breach of the director’s duty of loyalty to the company or its stockholders;

ii.	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

iii.	under Section 174 of the DGCL, relating to liability for unlawful acquisitions or redemptions of, or payment of dividends on, capital stock; or

iv.	for any transaction from which the director derived an improper personal benefit.

The Company provides directors’ and officers’ liability insurance coverage for its directors and officers.

The effect of the above-described provisions and agreements is to indemnify the directors and officers of the Company against all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company, to the fullest extent permitted by law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Certificate of Incorporation of Graham Corporation, as amended, is incorporated herein by reference from Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008.

4.2	Amended and Restated By-laws of Graham Corporation is incorporated herein by reference from Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended March 31, 2015.

4.3	Description of Securities is incorporated herein by reference from Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019.

4.4	2020 Graham Corporation Equity Incentive Plan is incorporated herein by reference from Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020.

5.1*	Opinion of Harter Secrest & Emery LLP

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Batavia, State of New York, on November 6, 2020.

Graham Corporation

By:	/s/ Jeffrey F. Glajch
	Name:	Jeffrey F. Glajch
	Title:	Vice President-Finance & Administration and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey F. Glajch his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments (including post-effective amendments) to this registration statement and to any registration statement filed pursuant to Rule 462(b), and to file same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James R. Lines	President, Chief Executive Officer, and Director (Principal Executive Officer)	November 6, 2020
James R. Lines

/s/ Jeffrey F. Glajch	Vice President-Finance & Administration and Chief	November 6, 2020
Jeffrey F. Glajch	Financial Officer (Principal Financial Officer)

/s/ Jennifer R. Condame	Chief Accounting Officer and Controller (Principal Accounting Officer)	November 6, 2020
Jennifer R. Condame

/s/ James J. Malvso	Chairman of the Board	November 6, 2020
James J. Malvaso

/s/ James J. Barber, Ph.D.	Director	November 6, 2020
James J. Barber, Ph.D.

/s/ Alan Fortier	Director	November 6, 2020
Alan Fortier

/s/ Gerard T. Mazurkiewicz	Director	November 6, 2020
Gerard T. Mazurkiewicz

/s/ Jonathan W. Painter	Director	November 6, 2020
Jonathan W. Painter

/s/ Lisa M. Schnorr	Director	November 6, 2020
Lisa M. Schnorr